SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 26, 2006

O2 SECURE WIRELESS, INC.

(Exact name of registrant as specified in its charter)

Georgia	001-32882	45-0526044
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3300 Holcomb Bridge Rd., Suite 226

Norcross, Georgia 30092

(Address of principal executive offices) (Zip Code)

(678) 942-0684

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective April 26, 2006, the board of directors of O2 Secure Wireless, Inc. (the "Company") appointed Craig C. Sellars to fill one of the vacant positions on its board of directors.  Mr. Sellars will serve as a director of the Company until its next annual meeting of shareholders.  Mr. Sellars was not appointed as a director pursuant to any arrangement or understanding with any other person. The Company does not have any board committees, and therefore it is not anticipated that Mr. Sellars will be appointed to any board committees.

Mr. Sellars has served as the Company's Chief Information Officer since January 2005.  Mr. Sellars' has over ten years experience with Internet application development, wireless application, and wi-fi planning, development and implementation. Mr. Sellars holds a Bachelor of Science degree in computer science

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from Georgia Institute of Technology, and is currently pursuing a Masters of Business Administration degree from Georgia State University.  From June 1998 to January 2001, Mr. Sellars was an engineer at VerticalOne Corporation, where he contributed to VerticalOne's development of Internet technology for its online account management services used by Yahoo!, MSN, AOL, Bank of America and Wells Fargo, among others.  Starting in 1999, he spearheaded the planning, development and deployment of VerticalOne's wireless data services to PDAs and cell phones.  In 2001, he participated in the formation of Netconx D & C Wireless, LLC, which was formed to sell and install wireless networking technology.

Effective as of January 1, 2005, the Company entered into a Sole Distributor Agreement with Netconx D & C Wireless, LLC ("Netconx"), under which it had the right to purchase wireless cards for access points at fixed prices for three years, subject to adjustments based on changes in Netconx's cost for the cards.  Mr. Sellars owned 40% of Netconx.  The Company simultaneously entered into three-year employment agreements with Mr. Sellars and another owner of Netconx.  Pursuant to the Sole Distributor Agreement, the Company issued Netconx 2,000,000 shares of common stock, which were subject to cancellation on a pro rata basis in the event the Sole Distributor Agreement was terminated for any reason within three years of its date.  In addition, 1,000,000 of the shares were subject to cancellation on a pro rata basis in the event Mr. Sellars' employment was terminated for any reason within three years of the date of the Sole Distributor Agreement, and another 1,000,000 of the shares were subject to cancellation on a pro rata basis in the event the other individual's employment was terminated for any reason within three years of the date of the Sole Distributor Agreement.  Effective July 1, 2005, the other individual resigned as an officer, and as a result the Company cancelled 833,790 shares of common stock issued to Netconx.  In September 2005, the Company was notified that Netconx's agreement with the Chinese manufacturer of its components had been terminated, and therefore Netconx would no longer be able to perform under the Sole Distributor Agreement.  As a result, Netconx and the Company mutually agreed to terminate the Sole Distributor Agreement effective as of October 1, 2005.  In connection with the termination, the Company cancelled 749,438 shares of common stock owned by the Netconx.

On July 10, 2005, the Company acquired Epiphony Voice Solutions, LLC, a Georgia limited liability company, from T. Scott Conley, Keith A. Greaves and Mr. Sellars for $100, which was their out-of-pocket cost to form the entity.  The entity had been formed on June 27, 2005, and had no assets or liabilities at the time it was acquired.  Simultaneous with the purchase of Epiphony Voice Solutions, LLC, the Company subleased 163 square feet of office space leased by Messrs. Conley and Greaves in the same building in which it maintains its executive offices.  The sublease is on terms exactly identical to the terms of the main lease, and provides for monthly rental of $250 for one year from July 1, 2005 to June 30, 2006. The Company acquired Epiphony Voice Solutions, LLC and sublet the office space in order to facilitate its decision to enter the business of providing internet phone service to resellers of such service.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 16, 2006	O2 SECURE WIRELESS, INC. /s/ Keith A. Greaves Keith A. Greaves, Chief Financial Officer

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